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                                                                      EXHIBIT 99

[KOGER LOGO]

                                                              KOGER EQUITY, INC.
                                                     8880 Freedom Crossing Trail
                                                     Jacksonville, Florida 32256
                                                                  (904) 732-1000

                                                                         N E W S


             KOGER EQUITY ANNOUNCES THE SALE OF EL PASO OFFICE PARK


JACKSONVILLE, FLORIDA, August 16, 2000 - Koger Equity, Inc. (NYSE:KE) announced the sale of its office park in El Paso, Texas, on August 11, 2000, for $20.5 million to Harbor Group International, LLC. The El Paso Koger Center, begun by Koger in 1967, consists of 17 office buildings containing 386,000 feet.

Thomas J. Crocker, Chief Executive Officer of Koger, said, "While this property has been successful for the Company over the years, the sale reflects our continued strategy to sell certain of our mature, developed office parks. The proceeds from the sale will initially be used to pay down short term debt."

El Paso is the second office park sold by Koger this year. Koger sold its Tulsa, Oklahoma, office park on June 1, 2000, for $29.3 million.

Last year Koger completed construction of six office buildings consisting of 630,400 feet in five markets and purchased four additional buildings totaling 508,600 feet in two markets. This year, Koger has completed six office buildings totaling 579,200 feet in five markets and has two additional buildings under construction, which total 180,900 feet.

Koger Equity is a Jacksonville, Florida-based real estate investment trust that owns and operates properties in 13 southeastern and southwestern cities.

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